FOURTH SUPPLEMENTAL AGREEMENT

To:          Aries Maritime Transport Limited
Nap. Zerva 18, str.
166 75 Glyfada, Greece

July 2007
Dear Sirs,

US$360,000,000 Revolving Credit Facility

We refer to the facility agreement dated 3 April 2006 (as supplemented and amended from time to time) (the “Facility Agreement”) and made between (1) you, (hereinafter referred to as the “Borrower”), (2) the banks and financial institutions as set out in Schedule 1 to the Facility Agreement (the “Banks”), (3) The Governor and Company of the Bank of Scotland and Nordea Bank Finland plc as joint lead arrangers (the “Arrangers”) (4) the banks and financial institutions set out at Schedule 1, part 3 to the Facility Agreement in their capacity as co-arrangers (the “Co-Arrangers”), (5) the banks and financial institutions set out at Schedule 1, part 2 to the Facility Agreement in their capacity as swap banks (the “Swap Banks”) and (6) The Governor and Company of the Bank of Scotland (the “Agent”, and together with the Banks, the Arrangers, the Co-Arrangers and the Swap Banks, the “Finance Parties” and each a “Finance Party”) as agent, security agent and trustee on behalf of the Finance Parties, pursuant to which the Banks agreed to make available to you upon the terms and conditions therein the aggregate sum of up to three hundred and sixty million Dollars ($360,000,000) (the “Loan”).

You, the Borrower, have now requested that we, in our capacity as security agent and trustee on behalf of the Finance Parties, agree on behalf of the Finance Parties, to:

(A)	the change of charterer of the Marshall Islands flag “ANL ENERGY” with official number 2062 (the “Ship”) from CMA CGM S.A. to I.R.I.S.L. (ISLAMIC REPUBLIC OF IRAN SHIPPING LINES) (“IRISL”); and

(B)	the change of name of the Ship to “ENERGY 1”.

We, as Agent, on behalf of the Finance Parties but subject to the receipt and satisfaction of the Conditions Precedent listed in Schedule 1 hereto, hereby:

1	agree and consent to the change of charterer of the Ship to IRISL;

2	agree and consent to the change of name of the Ship from “ANL ENERGY” to “ENERGY 1”;

3	agree to the deletion of the words “ANL ENERGY” wherever they appear in the Facility Agreement and their replacement with the word and number “ENERGY 1”; and

4
agree to the deletion of the charterer’s name “CMA CGM S.A.” and replacing it with the name “I.R.I.S.L. (ISLAMIC REPUBLIC OF IRAN SHIPPING LINES)” in the description of the Ship in Schedule 2, Part 1 of the Facility Agreement.

Please countersign and return a copy of this letter as evidence of your agreement to all of its terms and conditions and procure the countersignature and return of this letter by the Owners and the Manager as evidence of their agreement to all of its terms and conditions.

Words and expressions defined in the Facility Agreement shall, unless the context otherwise requires or unless defined herein, have the same meanings when used in this letter.

This letter shall be governed by and construed in accordance with the laws of England.

Yours faithfully,

………………………
For and on behalf of
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
(as security agent and trustee for the Finance Parties)

We agree to the terms of this letter.

………………………
For and on behalf of
ARIES MARITIME TRANSPORT LIMITED

We agree to the terms of this letter.

………………………

For and on behalf of

MAGNUS CARRIERS CORPORATION

We agree to the terms of this letter.

………………………
For and on behalf of
OSTRIA WAVES LTD.
ERMINA MARINE LIMITED
VINTAGE MARINE S.A.
LAND MARINE S.A.
RIDER MARINE S.A.
ALTIUS MARINE S.A.
FORTIUS MARINE S.A.
JUBILEE SHIPHOLDING S.A.
OLYMPIC GALAXY SHIPPING LIMITED
DYNAMIC MARITIME COMPANY
MAKASSAR MARINE LTD.
SEINE MARINE LTD.
CHINOOK WAVES CORPORATION
COMPASS OVERSEAS LTD.
COMPASSION OVERSEAS LTD.

SK 23113 0002 896034